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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

________________________________________________________________________________
1.   Name and Address of Reporting Person*

Eagle Insurance Company
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   (Last)                            (First)              (Middle)

999 Stewart Avenue
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                                    (Street)

Bethpage                           New York                11714
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   (City)                            (State)                (Zip)

________________________________________________________________________________
2.   Date of Event Requiring Statement (Month/Day/Year)

2/25/99
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

220874880
________________________________________________________________________________
4.   Issuer Name and Ticker or Trading Symbol

EXTECH Corporation
________________________________________________________________________________
5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [x]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)


________________________________________________________________________________
6.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
7.   Individual or Joint/Group Filing  (Check applicable line)

     [_]  Form Filed by One Reporting Person

     [x]  Form Filed by More than One Reporting Person

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             Table I -- Non-Derivative Securities Beneficially Owned
================================================================================

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr.5)
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

Common Stock, $.01 par value            1,486,893(1)                D
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


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*    If the Form is filed by more than one reporting  person,  see  Instruction
     5(b)(v).


                                                                          (Over)
(Form 3-07/98)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
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


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
Explanation of Responses:

(1) Eagle Insurance Company is the wholly-owned subsidiary of The Robert Plan Corporation


/s/ Philbert Nezamoodeen                                       March 5, 1999
---------------------------------------------            -----------------------
    Philbert Nezamoodeen
    Vice President, Chief Operating Officer
       and Secretary
     **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

                                Joint Filer Information

Name:                      The Robert Plan Corporaton

Address:                   999 Stewart Avenue
                           Bethpage, New York  11714

Designated Filer:          Eagle Insurance Company

Issuer & Ticker Symbol:    None

Date of Event
  Requiring Statement:     2/25/99

Signatue:                  /s/Philbert Nezamoodeen
                              ------------------------
                              Philbert Nezamoodeen
                              Sr. Executive Vice President,
                                Treasurer and Assistant Secretary

                              Confirming Statement


     This Statement confirms that the undersigned, The Robert Plan Corporation, has authorized and designated Eagle Insurance Company to execute and file on the undersigned's behalf all Forms 3, 4 and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of EXTECH Corporation. The authority of Eagle Insurance Company under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4 and 5 with regard to the undersigned's ownership of or transactions in securities of EXTECH Corporation, unless earlier revoked in writing. The undersigned acknowledges that Eagle Insurance Company is not assuming any of the undesigned's responsibilities to comply with
Section 16 of the Securities and Exchange Act of 1934.

Date:  March 5, 1999                 THE ROBERT PLAN CORPORATION


                                     /s/Philbert Nezamoodeen
                                        --------------------------------
                                        Philbert Nezamoodeen
                                        Sr. Executive Vice President,
                                           Treasurer and Assistant Secretary